For immediate release

                     COMMITTEE TO RESTORE STOCKHOLDER VALUE
   URGES SHAREHOLDERS TO CONTINUE TO VOTE AGAINST COMPETITIVE TECHNOLOGIES, INC.
                        UNTIL MEETING ON FEBRUARY 2, 2007

AUGUSTA, GA (JANUARY 26, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE reminds shareholders that the Annual Meeting for the election of directors for Competitive Technologies, Inc. (AMEX: CTT) will be reconvened at the American Stock Exchange on February 2, 2007 at 1:00 PM ET. As no vote for directors was held at the Annual Meeting of Stockholders on January 16, 2007, the slate of directors of the Committee was not elected. Although the Committee believes additional votes were submitted, the Committee does not have knowledge of specific actions or conduct of the Company at the meeting which would have resulted in an inaccurate vote count or otherwise intended to defraud shareholders. Consequently, the Committee strongly urges shareholders to continue to vote their BLUE proxy card for the Committee's nominees if they have not done so already. Votes, of course, are subject to change and newly submitted proxy cards will revoke previously voted cards. Consequently, the Committee strongly requests CTT shareholders that previously voted a White proxy to send in a new BLUE proxy to support the Committee's nominees.

Shareholders who maintain their shares with their bank or broker, i.e., street name shares, are urged to vote their BLUE proxy card for the Committee's slate of Directors. The Committee notes that there are three ways for these CTT shareholders to vote their BLUE proxy card:

- Online - the quickest way for shareholders to vote - shareholders go to www.proxyvote.com, enter the control number shown on their BLUE proxy card, click on "Postal Mail Recipients" and follow instructions.

- By Telephone - shareholders dial 1-800-454-8683 as indicated on the BLUE proxy and follow instructions for voting for the Committee's slate. The control number, account, Cusip and client numbers may be needed.
- By Mail - shareholders indicate their vote for the Committee's slate by marking an "X" in the box FOR all nominees on the BLUE proxy, signing and dating the proxy, and mailing it in the enclosed return envelope.

The Committee urges all CTT street-name shareholders to use one of the first two methods, Online or Telephone voting, in order to expedite the process. The Committee reminds CTT shareholders that simply marking the White proxy with a "Withhold All Nominees" vote does not cast a vote for the Committee's slate. The vote will not count on behalf of the Committee's nominees but would only count with respect to a quorum at the meeting. CTT SHAREHOLDERS MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS FOR THE VOTE TO COUNT AS A VOTE FOR THE NOMINEES OF THE COMMITTEE.

Shareholders who maintain their CTT shares as registered with CTT have already received a mailing that included a BLUE proxy card from the Committee. CTT registered shareholders who received those cards should indicate their vote for the Committee's slate by marking FOR all nominees on the BLUE proxy, and mailing it to the Committee in the enclosed return envelope they received at that time. Those proxy cards can also be faxed to

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com